Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-266730) and in the Registration Statement on Form S-8 (No. 333-262092) of Assure Holdings Corp. of our report dated March 31, 2023, which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company's ability to continue as a going concern, relating to the financial statements for the fiscal year ended December 31, 2022, which appears in this Form 10-K.

/s/ Baker Tilly US, LLP
Los Angeles, California
March 31, 2023